Burnham Investors Trust

Secretary’s Certificate

I, Michael E. Barna, Secretary of the Burnham Investors Trust (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,000,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto, as Exhibit A, is a copy of resolutions ratifying and approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust, at their meeting held on August 25, 2011.

3.	The premium with respect to the Bond has been paid for the period from approximately July 1, 2011 to July 1, 2012.

4.	The Board of Trustees of the Trust satisfies the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

/s/ Michael E. Barna
Michael E. Barna
Secretary of the Trust

Dated:  November 23, 2011

Exhibit A

Burnham Investors Trust

RESOLUTIONS

Adopted at the Meeting of
The Board of Trustees held on
August 25, 2011

RESOLVED:
that, it is the finding of the Board, including a majority of the Independent Trustees of the Trust, that the final form of the amendment to the Fidelity Bond, extending coverage for the period beginning July 1, 2011 and ending July 31, 2012, written by Axis Insurance Company, in the amount of $1,000,000, is reasonable in form and amount, after having given due consideration to all matters deemed relevant, including, but not limited to, the value of the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Trust’s portfolios;

RESOLVED:
that after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of amendment to the Fidelity Bond, and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insured and the extent to which the share of the premium allocated to each Fund is less than the premium each Fund would have had to pay if it had provided and maintained its own individual insured bond, it is the finding of the Board of Trustees, including a majority of the Independent Trustees, that the premium in the amount of $4,869 to be paid by the Trust under the Fidelity Bond be, and the same hereby is, ratified;

RESOLVED:	that such amendment to the Fidelity Bond be, and it hereby is, ratified;

RESOLVED:
that the Secretary of the Trust or that officer’s designee is hereby instructed to file the amendment to the Fidelity Bond with the SEC and give such notice with respect to the amendment to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED:
that the appropriate officer(s) of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.